UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2004

Commission File Number 1-9929

Insteel Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina	27030

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 786-2141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Prior to December 31, 2004, H.O. Woltz III, the Company’s President and Chief Executive Officer (the “President”) and Howard O. Woltz, Jr., the Company’s Chairman of the Board of Directors (the “Chairman”) expect to sell up to 100,000 shares and 110,000 shares of the Company’s common stock, respectively. The sales are primarily intended to provide sufficient proceeds to pay certain income tax obligations incurred in connection with their respective exercise of stock options during 2004 and to repay debt incurred in connection with the exercise of such stock options. Options that were exchanged to fund the exercise price for common shares were properly reflected as sales on Form 4s that were previously filed by Mr. Woltz III and Mr. Woltz, Jr. While the exchanges of options for common shares generated no cash, these transactions resulted in substantial cash tax liabilities for Mr. Woltz III and Mr. Woltz, Jr. which are expected to be paid through a portion of the proceeds from the anticipated sales. Assuming the sale of all of these shares, the President would beneficially own 397,802(1) shares (approximately 4.3% of the Company’s outstanding common stock) and the Chairman would beneficially own 717,554(2) shares (approximately 7.7% of the Company’s outstanding common stock). Once executed, any sales will be reported to the Securities and Exchange Commission. The President and Chairman do not currently expect to sell any additional shares in 2004, but reserve the right to do so.

(1) Includes 1,000 shares (less than 1%) owned by the wife of the President, ownership of which the President disclaims. There are no options exercisable within 60 days.

(2) Includes 72,919 shares (less than 1%) held by a trust, for the benefit of the Chairman, of which the Chairman and a bank are trustees. The amount reflected also includes 306,309 shares (3.3%) owned by the wife of the Chairman, ownership of which the Chairman disclaims. There are no options exercisable within 60 days.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC.
Registrant

Date: December 3, 2004	By:	/s/ H.O. Woltz III

H.O. Woltz III
President and Chief Executive Officer

Date: December 3, 2004	By:	/s/ Michael C. Gazmarian

Michael C. Gazmarian
Chief Financial Officer and Treasurer